Exhibit 12

HCC Insurance Holdings, Inc. and Subsidiaries

Statement of Ratios

(unaudited, in thousands except ratios)

	Nine months ended September 30,		Three months ended September 30,
	2014	2013	2014	2013
Net loss ratio
Loss and loss adjustment expense, net	$960,875	$992,547	$311,937	$320,376
Net earned premium	1,721,795	1,679,210	586,935	556,668
Net loss ratio (1)	55.8%	59.1%	53.1%	57.6%
(Net loss ratio = net loss and loss adjustment expense divided by net earned premium)

Expense ratio
Segment underwriting expense (2)	$461,327	$423,712	$160,994	$145,772
Segment revenue (3)	1,749,232	1,692,293	596,307	562,910
Expense ratio	26.4%	25.0%	27.0%	25.9%
(Expense ratio = segment underwriting expense divided by segment revenue)

Combined ratio	82.2%	84.1%	80.1%	83.5%
(Combined ratio = net loss ratio plus expense ratio)

Accident year net loss ratio
Loss and loss adjustment expense, net	$960,875	$992,547	$311,937	$320,376
Add: Favorable (adverse) development	30,651	39,634	30,651	27,842

Accident year net loss and loss adjustment expense	$991,526	$1,032,181	$342,588	$348,218

Net earned premium	$1,721,795	$1,679,210	$586,935	$556,668
Add: (Increase) decrease related to prior year reinstatement premium	2,564	-	2,564	-

Accident year net earned premium	$1,724,359	$1,679,210	$589,499	$556,668

Accident year net loss ratio	57.5%	61.5%	58.1%	62.6%
(Accident year net loss ratio = accident year net loss and loss adjustment expense divided by accident year net earned premium)

(1)	Calculated for our insurance companies using financial data reported in accordance with generally accepted accounting principles.

(2)	Sum of Other Expense for each of our insurance segments.

(3)	Sum of Segment Revenue for each of our insurance segments.

HCC Insurance Holdings, Inc. and Subsidiaries

Statement of Ratios

(unaudited, in thousands except ratios)

	Nine months ended September 30,		Three months ended September 30,
	2014	2013	2014	2013
Net paid loss ratio
Losses paid, net of reinsurance	$1,024,673	$884,022	$350,603	$297,696
Net earned premium	1,721,795	1,679,210	586,935	556,668
Net paid loss ratio	59.5%	52.6%	59.7%	53.5%
(Net paid loss ratio = losses paid, net of reinsurance, divided by net earned premium)

Ratio of earnings to fixed charges
Interest factor of rent expense (4)	$4,087	$3,875	$1,303	$1,338
Interest expense	20,874	19,656	6,890	6,574

Total fixed charges	$24,961	$23,531	$8,193	$7,912

Earnings before income tax expense	$497,273	$416,327	$204,657	$140,100
Interest factor of rent expense (4)	4,087	3,875	1,303	1,338
Interest expense	20,874	19,656	6,890	6,574

Earnings per calculation	$522,234	$439,858	$212,850	$148,012

Ratio of earnings to fixed charges (5)	20.92	18.69	25.98	18.71

(4)	Estimated to be 33% of total rent expense.
(5)	Earnings per calculation divided by total fixed charges.